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Exhibit 10.40

[  *  ] Confidential portions omitted and filed separately.

SUPPLY AGREEMENT

        THIS SUPPLY AGREEMENT (the "Agreement") is made and entered into as of June 20, 2001, (the "Effective Date") between AVI BIOPHARMA, INC. (as defined below, "Supplier"), an Oregon corporation, and MEDTRONIC, INC. (as defined below, "Medtronic"), a Minnesota corporation.

WITNESSETH:

        WHEREAS, Supplier is establishing manufacturing facilities to manufacture drugs such as the Drug (as defined below);

        WHEREAS, Medtronic and Supplier have entered into a License and Development Agreement of even date herewith with respect to the Drug (the "License and Development Agreement");

        WHEREAS, Supplier and Medtronic wish to enter into this Agreement regarding Supplier's supplying the Product (as defined below) to Medtronic; and

AGREEMENTS:

        NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties mutually agree as follows:

ARTICLE 1
DEFINITIONS

        1.1    Specific Definitions.    As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

        "Affiliate" of a specified person (natural or juridical) means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. "Control" shall mean ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting power in the case of a business entity other than a corporation.

        "Agreement" means this Agreement and all Exhibits and Schedules hereto.

        "Confidential Information" means know-how, trade secrets, and unpublished information disclosed (whether before or during the term of this Agreement) by one of the parties (the "disclosing party") to the other party (the "receiving party") or generated under this Agreement, excluding information which:

          (a)  was already in the possession of receiving party prior to its receipt from the disclosing party (provided that the receiving party is able to provide the disclosing party with reasonable documentary proof thereof and, if received from a third party, that such information was acquired without any party's breach of a confidentiality or non-disclosure obligation to the disclosing party related to such information);

          (b)  is or becomes part of the public domain by reason of acts not attributable to the receiving party;

          (c)  is or becomes available to receiving party from a source other than the disclosing party which source, has rightfully obtained such information and has no obligation of non-disclosure or confidentiality to the disclosing party with respect thereto; or

          (d)  has been independently developed by the receiving party without breach of this Agreement or use of any Confidential Information of the other party.

        "Drug" has the meaning given such term in the License and Development Agreement.

        "FDA" means the United States Food and Drug Administration.

        "Force Majeure" means any event or condition, not existing as of the date of this Agreement, not reasonably foreseeable as of such date and not reasonably within the control of either party, which prevents in whole or in material part the performance by one of the parties of its obligations hereunder, such as an act of government, war or related actions, civil insurrection, riot, sabotage, strike, epidemic, fire, flood, windstorm, and similar events.

        "GMP" means Good Manufacturing Practices as defined in 21 CFR Parts 210 through 226 and Parts 600 through 680 and any successor provisions thereof that apply to production of the Drug under this Agreement.

        "Intellectual Property" means U.S. and foreign patents and patent applications, trademarks, service marks and registrations thereof and applications therefor, copyrights and copyright registrations and applications, mask works and registrations thereof, know-how, trade secrets, inventions, discoveries, ideas, technology, data, information, processes, drawings, designs, licenses, computer programs and software, and technical information including but not limited to information embodied in material specifications, processing instructions, equipment specifications, product specifications, confidential data, electronic files, research notebooks, invention disclosures, research and development reports and the like related thereto and all amendments, modifications, and improvements to any of the foregoing.

        "Manufacturing Cost" means Supplier's actual cost of (a) raw materials (including the 4 genetic sub-units), (b) direct labor plus (c) Factory Overhead, in each case, used in manufacturing the Products plus a pro-rata allocation of administrative, supervisory and support personnel expenses (if such expenses are primarily related to the supply hereunder of the Product). Such costs and expenses shall be consistently applied and shall be determined and allocated in a manner consistent with generally accepted accounting principles in effect in the United States from time to time. Raw materials and direct labor are the actual cost of materials and labor consumed to manufacture the Products. "Factory Overhead" includes an allocation of building and equipment depreciation and rent and utilities. Further, Manufacturing Cost shall exclude any cost or expenses paid by Medtronic and expenses related to (i) research and development, (ii) marketing and sales and, (iii) finance, legal and other general corporate overhead. Manufacturing Cost shall be determined in accordance with, and shall be subject to, Exhibit B.

        "Medtronic" means Medtronic, Inc. and its Affiliates.

        "Product" means the Drug.

        "Product Liability Damages" means any liability, claim or expense, including but not limited to reasonable attorneys' fees and medical expenses, arising in whole or in part out of claims of third parties for personal injury or loss of or damage to property relating to or arising out of the Products, whether based on strict liability in tort, negligent manufacture of product, or any other allegation of liability arising from the design, testing, manufacture, packaging, labeling (including instructions for use), or sale of the Products.

        "Specifications" means the specifications and formulations for the Products as set forth on Exhibit A, as may be amended from time to time upon mutual agreement of the parties with respect to the Product. Specifications specifically developed by Medtronic or included in any FDA approval of the Drug, but excluding in either case Supplier Specifications (as defined herein), shall be referred to as "Medtronic Specifications." "Supplier Specifications" shall mean specifications developed by Supplier and incorporated into the Specifications without modification by Medtronic.

        "Supplier" means AVI BioPharma, Inc. and its Affiliates.

        1.2    Other Terms.    Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

        1.3    Definitional Provisions.

          (a)  The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

          (b)  The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

          (c)  References to an "Exhibit" or to a "Schedule" are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement, and references to an "Article" or a "Section" are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

          (d)  The term "person" includes any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

ARTICLE 2
SUPPLY

        2.1    Supply of Products.    Commencing upon the first regulatory approval of the commercial sale of the Product, Supplier shall manufacture, or have manufactured, and supply to Medtronic all of Medtronic's orders for Products made under Article 3, in accordance with the Specifications in effect at the time of order for each Product and with Medtronic's schedule for deliveries. In the event of any Product or material shortages or temporary or long-term production capacity restraints or Force Majeure events, Supplier may allocate production capacity among customers, but, in all events will supply Medtronic on a priority basis over supplying any other customers.

        2.2    Promotion and Training.    Upon a reasonable request by Medtronic and subject to staff and support availability, Supplier will assist Medtronic in preparing promotional, marketing and training literature and instructions for the Products, including any artwork, will conduct training courses and seminars to educate medical professionals on the use of Products and their use in connection with Medtronic's medical devices and for training its marketing, sales, and distribution groups, and will provide Medtronic with training related to the sale of Products. Medtronic shall reimburse Supplier for travel and other out-of-pocket costs reasonably incurred by Supplier in connection with such training upon submission by Supplier of appropriate documentation thereof.

        2.3    Packaging and Labeling.    Supplier shall package and label the Products in accordance with packaging and labeling specifications to be mutually agreed upon by Medtronic and Supplier and approved by the FDA.

        2.4    Compliance With Laws and Regulations.

          (a)  Supplier shall be responsible for compliance with present and future applicable statutes, laws, ordinances and regulations of national, federal, state and local governments now or hereafter in effect materially relating to its manufacture of the Products. If required or necessary in connection with sales of Products by Medtronic, Supplier shall have its manufacturing facilities become ISO 9001 certified. Without limitation of the foregoing, Supplier represents and warrants to Medtronic that all Products sold and delivered to Medtronic under this Agreement will have been manufactured, labeled and packaged in accordance with applicable FDA GMP requirements and, if applicable, Supplier's ISO 9001 certifications, and that continually during the term of this Agreement no Products delivered by Supplier to Medtronic shall be adulterated or misbranded at the time of delivery within the meaning of the U.S. Food, Drug and Cosmetic Act and regulations thereunder or any similar law or regulation. Supplier shall cause Medtronic's regulatory personnel to be provided with reasonable access from time to time to the facilities and records of Supplier for the purpose of confirming Supplier's compliance with any applicable FDA GMP and all other applicable requirements noted in this Article 2. Supplier agrees to provide Medtronic with reasonable prior written notice of any FDA inspection of Supplier's facilities or records prior to such FDA inspection, or if such prior written notice is not feasible, then within three business days thereafter. Supplier also agrees to provide Medtronic with written notice of its receipt of any claim by the FDA or other governmental agency of any actual or alleged violation by Supplier of any GMP or other applicable requirements as soon as practicable following receipt of such notice (but in no event more than 5 business days thereafter).    Medtronic shall have the right, at any time and from time-to-time upon not less than 72 hours prior notice to the Supplier, to inspect Supplier's manufacturing facilities in order to examine all phases of the manufacturing process and inspect or audit any or all of the Supplier's data and records related thereto and the Products compliance with the terms and conditions hereunder or with respect to any applicable law, rule or regulation. In the event Supplier uses a sub-contractor or third party to perform any part of the manufacturing, Supplier shall obtain the agreement of such sub-contractor or third party that Medtronic shall have similar inspection rights.

          (b)  Medtronic and Supplier (except where Supplier has the responsibility under Section 2.4(a) or elsewhere herein) shall comply with all applicable laws, rules, regulations, codes, and standards of all federal, state, local and municipal government agencies which affect their respective performance and activities under this Agreement. Notwithstanding anything contained herein, Medtronic shall be responsible for compliance with present and future applicable statutes, laws, ordinances and regulations of national, federal, state and local governments now or hereafter in effect including applicable import and export laws materially relating to its purchase, distribution or sale of the Products.

        2.5    Exclusivity.    During the term of this Agreement, or if longer, the term of the License and Development Agreement, Supplier shall not promote, market or sell the Drug for use in the Field (as defined in the License and Development Agreement). Prior to any sale, transfer or other disposition to any third party of the Drug, Supplier shall obtain the agreement of such third party that it will not use, promote, market or sell the Drug in the Field or resell the Drug for use in the Field. Supplier shall obtain the agreement of such third party that Medtronic will be an express third party beneficiary of such agreement.

        2.6    Complaints and Adverse Events.    Each party agrees to inform the other party promptly (but in no event no later than forty-eight (48) hours after becoming aware of same) of any information concerning any complaint involving the Products or that might be applicable to the Products or adverse drug experience (as defined in 21 C.F.R. § 314.80), injury, toxicity, or sensitivity reaction associated with the use of the Products or that might be applicable to the Products, provided that:

          (a)  if the adverse drug experience is serious, as defined in 21 C.F.R. § 314.80 (including any adverse drug reaction that is fatal or life-threatening, is permanently disabling, requires inpatient hospitalization, or is a congenital anomaly, cancer or overdose), then each party shall notify the other party within twenty-four (24) hours;

          (b)  all notifications to Medtronic shall be by facsimile and on Medtronic's designated adverse event forms; and

          (c)  all notifications to Supplier shall be by facsimile and on Supplier's designated adverse event forms.

        2.7    Records and Recall.    Medtronic shall maintain complete and accurate records of all Products sold by Medtronic in sufficient detail to enable Supplier to conduct an effective recall of Products purchased by Medtronic under this Agreement if Supplier determines that such a recall is required or otherwise necessary or appropriate. In the event of a recall of any of the Products by Supplier, Medtronic will cooperate with and assist Supplier in effecting such recall, including promptly contacting any purchasers that Supplier reasonably desires to be contacted and promptly communicating to such purchasers the information or instructions Supplier reasonably desires to be transmitted relating to such recall. Medtronic shall be responsible for all costs of effecting such recall of Products, including any shipping costs related to returning recalled Products to Supplier and replacing such recalled Products with new Products, except, such costs shall instead be paid by Supplier (directly or through reimbursement of Medtronic for costs reasonably incurred by Medtronic) where the recall relates to a matter for which Supplier would be required to indemnify Medtronic under Article 7 of this Agreement. Notwithstanding the foregoing, Medtronic shall control any recall of any products sold by Medtronic to third parties that may incorporate the Product.

        2.8    Certain Responsibilities.    Notwithstanding anything contained herein, Supplier shall not be responsible for any loss or damage, including Products Liability Damages, from the use or performance of the Products manufactured under this Agreement where (a) such use or performance did not result from a breach of this Agreement by Supplier, including, without limitation, Supplier's warranties, (b) the Products complied with the description and form described in any documents used for all governmental approvals, applications, submissions, and approvals filed by Medtronic with the FDA, or given to Medtronic by the FDA, and (c) the Products complied with the packaging, shipping, and labeling for the Products. Medtronic further agrees that no Products will be released for public use or consumption until all requisite governmental approvals therefore have been obtained for such use and consumption.

        2.9    [  *  ] Supply.    Supplier agrees to have in place prior to the first regulatory approval of the commercial sale of the Product and maintain during the term of this Agreement [  *  ] supply for the Drug (in addition to and independent of [  *  ] to produce commercially reasonable quantities of the Drug in compliance with FDA GMP requirements and other regulatory requirements. Supplier agrees to store in a safe and secure off-site location a six-month supply of the Product (based upon Medtronic forecasts delivered pursuant to Section 3.1) and Supplier agrees to exercise commercially reasonable efforts to replenish such supply if it is used. The Products shall be stored in compliance with the Specifications and any applicable law or regulation.

ARTICLE 3
FORECASTS, ORDERS AND DELIVERY

        3.1    Forecasts.    Medtronic agrees to provide Supplier, to the extent practicable, at least six (6) months prior to the date of anticipated first commercial release of the Product, a rolling twelve-month forecast of Medtronic's purchase of such Product from Supplier, specifying quantities and shipping dates. Such forecast shall be updated by Medtronic on a semi-annual basis which updated forecast must be received by Supplier no later than sixty (60) days prior to the first day of each succeeding twelve-month period. Such rolling forecasts by Medtronic shall be used for purposes of facilitating Medtronic's clinical, sales and marketing plans and meeting the lead times required by certain of Supplier's suppliers, but they are not legally binding on Medtronic in any manner.

        3.2    Purchase Orders.    Medtronic shall submit purchase orders for the Products to Supplier in writing, whether by mail, facsimile, email or otherwise, which shall, at a minimum, set forth the product numbers, quantities, delivery dates, and shipping instructions and shipping addresses for all Products ordered. Each purchase order shall give rise to a contract between Medtronic and Supplier for the sale of the Products ordered and shall be subject to and governed by the terms of this Agreement. The terms and conditions of this Agreement shall so govern and supersede any additional or contrary terms set forth in Medtronic's purchase order or any Supplier or Medtronic acceptance, confirmation, invoice or other document unless duly signed by an officer of Medtronic and an executive officer of Supplier and expressly stating and identifying which specific additional or contrary terms shall supersede the terms and conditions of this Agreement. With respect to all purchase orders submitted at least seventy-five (75) days in advance of the earliest scheduled delivery date set forth in such order, Supplier shall fill such orders in accordance with the scheduled delivery dates set forth therein, and with respect to all other purchase orders, Supplier shall exercise commercially reasonable efforts to fill such orders in accordance with the scheduled delivery dates set forth therein.

        3.3    Modification of Orders.    No purchase order shall be modified or canceled except upon the mutual agreement of the parties; provided, however, that Medtronic may cancel a purchase order based upon actions of a regulatory authority and Medtronic may make changes to a purchase order in quantities that do not exceed 10% more or less of such outstanding order, provided that Medtronic will reimburse for costs incurred on any such cancelled orders to the extent Supplier is not able, after reasonable effort, to recover its costs in connection therewith. Mutually agreed change orders shall be subject to all provisions of this Agreement, whether or not the change order so states. Notwithstanding the foregoing, any purchase order may be cancelled by Medtronic, without any liability to Medtronic, as to any Product that is not delivered within fifteen (15) days after the delivery date requested by Medtronic, and any such cancellation shall not limit or affect any contract remedies available to Medtronic with respect thereto. Any such cancellation by Medtronic must be by written notice to Supplier given within fifteen (15) business days after such 15th day.

        3.4    Delivery Terms.    All deliveries of Products shall be F.O.B. Supplier's manufacturing facility. Supplier shall have no further responsibility for risk of damage to or loss or delay of Products upon delivery by Supplier at the F.O.B. location to the common carrier specified by Medtronic or, in the event that no carrier shall have been specified by Medtronic on or before the date fifteen (15) days prior to the requested shipment date, a common carrier reasonably selected by Supplier. Medtronic shall be responsible for all shipping, handling, and insurance costs.

        3.5    Product Changes.    Supplier shall not, without Medtronic's prior written consent, materially alter the Specifications for Products. Supplier shall not, without Medtronic's prior written consent, modify the manufacturing processes, methods or procedures for the Product in any manner that increases the Manufacturing Costs. Such consent will not be unreasonably withheld by Medtronic if specifications, processes, methods, or procedures must be changed based upon demands by regulatory authority or changes in applicable law.

ARTICLE 4
PRICES AND PAYMENTS

        4.1    Prices.

          (a)  Unless and until otherwise mutually agreed by the parties in writing, the purchase price for Product manufactured by Supplier for Medtronic under this Agreement (the "Transfer Price") shall be determined under the definition of "Manufacturing Cost" and Exhibit B.

          (b)  If Supplier subcontracts for the manufacturing of the Product, Manufacturing Cost shall be determined based on the actual price charged by the subcontractor to Supplier for the Product; provided that such price shall not be greater than the Manufacturing Cost of the Supplier;

  provided further that if the purchase orders provided pursuant to Section 3.1 hereunder for any twelve month period exceed by more than [  *  ] the forecasts for such 12 month period, the purchase price for the Product that exceeds [  *  ] of the forecast shall equal the actual price charged by the subcontractor to Supplier.

        4.2    Payment Terms.    Payments made by Medtronic for Products purchased hereunder shall be due and payable in full within 30 days after the date of invoice by Supplier.

        4.3    Taxes.    The Transfer Price does not include any sales, use, value added or similar taxes, customs, duties, or tariffs imposed by any governmental authority or agency on Products or any components thereof that are imported by Medtronic into any country (other than taxes on the net income of Supplier), and Medtronic shall bear all such taxes and duties. Supplier shall be required to take appropriate steps to minimize imposition of such taxes by filing sales exemption certificates and taking similar actions where applicable to the Supplier. When Supplier has the legal obligation to collect and/or pay such taxes, the appropriate amount shall be added to Medtronic's invoice and paid by Medtronic, unless Medtronic provides Supplier with a valid tax exemption certificate authorized by the appropriate taxing authority. Notwithstanding the foregoing, Medtronic shall not be obligated to pay or reimburse Supplier for taxes, duties or tariffs that are not imposed on the sale of Product to Medtronic or taxes related to the net income of the Supplier.

ARTICLE 5
WARRANTY AND SERVICE

        5.1    Warranty.

          (a)  Supplier represents and warrants to Medtronic that all Products sold under this Agreement will have been manufactured, labeled and packaged in accordance with all applicable laws and regulations, including (as applicable) FDA GMP requirements and, if applicable, ISO 9001 certifications, or successor requirements, and all other applicable manufacturing requirements, as well as the Specifications. Supplier represents, warrants and covenants that it will have, or will contract for, the facilities, equipment, licenses, permits and personnel to manufacture and supply the Product in accordance with the current expected requirements of Medtronic.

          (b)  Supplier represents and warrants to Medtronic that Products shall, when delivered to Medtronic, meet the Specifications and warranties set forth herein and shall be free from defects in materials and workmanship. Medtronic shall invoice Supplier for, and Supplier shall promptly pay, all shipping, transportation, insurance and other expenses actually incurred in replacing defective Products where either the defect arises from a breach of any representation or warranty of Supplier herein or from a matter for which Supplier would be required to indemnify Medtronic hereunder. Supplier will, at Medtronic's option, replace or credit Medtronic's account for any Product that Medtronic reasonably determines was defective at the time of shipment to Medtronic or that does not conform to the express warranties of Supplier herein; provided, however, that Supplier shall have no obligation under this warranty to make replacements or grant credits necessitated in whole or in part by accidents; failure to maintain in accordance with any transportation, storage, handling, or maintenance, instructions supplied by Supplier; damage due to Medtronic Specifications where Supplier followed such specifications and the damage was due to defects in such Medtronic Specifications; where Medtronic is specifically liable for such damages or defect under the terms of Article 7; damage by acts of nature, vandalism, burglary neglect or misuse; or other fault or negligence of Medtronic or (except for any strict liability of Supplier) the customer or user (collectively, "Warranty Exclusions").

        5.2    Limited Warranty.    THE EXPRESS WARRANTIES SET FORTH ABOVE ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY SPECIFICALLY DISCLAIMED, INCLUDING WITHOUT LIMITATION THE IMPLIED

WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE.

        5.3    Inspection of Product.    In the event of any shortage, damage or discrepancy in or to a shipment of Products or in the event any of the Products fail to comply with the then current Specifications (excluding Warranty Exclusions) or Supplier warranties for the Products, Medtronic shall report the same to Supplier within 45 days after delivery thereof to Medtronic and, if requested in writing by Supplier, furnish such written evidence or other documentation as Supplier reasonably may deem appropriate in connection therewith. In any such event, or if the Products are not delivered within the time periods required, Medtronic may reject the Product and return the Products to Supplier, at Supplier's expense (including handling, insurance and shipping charges), unless the Products' defect results from matters that are Medtronic's responsibility under Article 7 or constitute Warranty Exclusions. Any Products not rejected by Medtronic by written notice given to Supplier within such 45-day period shall be deemed to have been accepted by Medtronic. Following any such acceptance, the sole remedies of Medtronic with respect to damage to or defects in the Products shall be those set forth in Sections 5.1 and 7.1. Medtronic shall not be obligated to conduct any tests or inspections of the Products prior to or after its acceptance. Supplier shall promptly notify Medtronic in writing if it has reason to believe that any delivery of the Products fails to meet the Specifications, fails to satisfy the representations and warranties made under this Article 5, or is otherwise not free from defects in material and workmanship.

ARTICLE 6
CERTAIN REPRESENTATIONS AND WARRANTIES

        6.1    Representations and Warranties.

          (a)  Supplier represents and warrants to Medtronic that the execution and delivery by Supplier of this Agreement and the performance by Supplier of its obligations hereunder have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or Bylaws of Supplier, as amended, or any provision of any indenture, agreement or other instrument to which Supplier or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of Supplier. This Agreement has been duly executed and delivered by Supplier and constitutes the legal, valid and binding obligation of Supplier, enforceable in accordance with its terms, subject, as to the enforcement of remedies, to the discretion of the courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally.

          (b)  Medtronic represents and warrants to Supplier that the execution and delivery by Medtronic of this Agreement and the performance by Medtronic of its obligations hereunder have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or Bylaws of Medtronic, as amended, or any provision of any indenture, agreement or other instrument to which Medtronic or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of Medtronic. This Agreement has been duly executed and delivered by Medtronic and constitutes the legal, valid and binding obligation of Medtronic, enforceable in accordance with its terms, subject, as to the enforcement of remedies, to the discretion of the courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally.

ARTICLE 7
INDEMNIFICATION

        7.1    Supplier's Liability.

          (a)  Supplier shall indemnify, defend and hold harmless Medtronic and its subsidiaries, and their respective officers, directors, employees, shareholders and distributors from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) finally awarded ("Indemnifiable Losses"), resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of: (i) any breach of representation, warranty or agreement on the part of Supplier under this Agreement (collectively, "Supplier Breach"); (ii) Product Liability Damages with respect to the Products arising from or related to a Supplier Breach; (iii) any charges of patent or other intellectual property infringement due to the manufacture of the Products, the sale of the Products for use in the Field (as defined in the License and Development Agreement) or the formulation of the Product, except to the extent such formulation is required specifically for the Medtronic Specifications, and such infringement would have been avoided by compliance with Supplier Specifications (which indemnity shall be in addition to, and not in lieu of, Supplier's indemnity made in the License and Development Agreement), or (iv) other negligence or intentional misconduct of Supplier; provided that in no event shall Supplier be liable for matters for which Medtronic is responsible under Section 7.2 below or for punitive or exemplary damages.

          (b)  During the term of this Agreement, Supplier shall maintain, at its expense, a policy of comprehensive general liability insurance sufficient to honor the indemnity made herein, with products liability endorsement, but in no event less than $10,000,000.00 per occurrence and in the annual aggregate. Said policy shall name Medtronic and its Affiliates as additional beneficiaries. Supplier shall furnish Medtronic with a certificate of insurance evidencing such coverage within thirty (30) days of the execution of this Agreement, which certificate shall provide for not less than thirty (30) days notice to Medtronic prior to material change in coverage or policy cancellation.

        7.2    Medtronic's Liability.    Medtronic shall indemnify, defend and hold harmless Supplier and its subsidiaries and their respective officers, directors, employees, shareholders and suppliers from and against and in respect of any and all Indemnifiable Losses resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of: (a) any breach of representation, warranty or agreement on the part of Medtronic under this Agreement; (b) Product Liability Damages with respect to the Products other than those arising from or related to a Supplier Breach; (c) any charges of patent or other intellectual property infringement that does not relate to a claim described in Section 7.1(a)(iii) and involves the marketing, distribution and sale of the Product by Medtronic; or (d) negligent handling by Medtronic of the Products or changes, additions or modifications to the Products by Medtronic (other than changes, additions or modifications made to the Products by Medtronic in connection with or related to the incorporation of the Products into or onto, or the utilization of the Products in connection with, a medical device, such as a balloon, catheter or stent), or (e) other negligent or intentional misconduct of Medtronic; provided that in no event shall Medtronic be liable for matters for which Supplier is responsible under Section 7.1 above or under the License and Development Agreement, or for punitive or exemplary damages.

        7.3    Procedure.    If a claim by a third party is made and a party (the "Indemnitee") intends to claim indemnification under this Article 7, the Indemnitee shall promptly notify the other party (the "Indemnitor") in writing of any claim in respect of which the Indemnitee or any of its subsidiaries, directors, officers, employees, shareholders, suppliers or distributors intends to claim such indemnification. If the Indemnitor accepts liability for indemnifying Indemnitee hereunder, Indemnitor shall have sole control of the defense and/or settlement thereof; provided that the Indemnitee may participate in any such proceeding with counsel of its choice at its own expense. The indemnity agreement in this Article 7 shall not apply to amounts paid in settlement of any Indemnifiable Losses if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if adversely prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 7 but the omission to so deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability that it may otherwise have to any Indemnitee other than under this Article 7. If the Indemnitor fails to provide defense of the claim, and diligently defend or settle the same after receipt of notice from Indemnitee of, and a reasonable opportunity to cure, such failure, the Indemnitee may defend or settle the claim without prejudice to its rights to indemnification hereunder, provided that the Indemnitee does so diligently and in good faith and further does not enter into any settlement or agree to any stipulation that would adversely affect the rights of the Indemnitor or impose any additional obligation on the Indemnitor without the Indemnitor's prior written consent (which consent will not be unreasonably withheld). The Indemnitee under this Article 7, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives and provide full information in the investigation of any Indemnifiable Losses covered by this indemnification.

ARTICLE 8
TERM AND TERMINATION

        8.1    Term.    This Agreement shall take effect as of the date hereof and shall continue in force until the termination of the License and Development Agreement (the "Term"). Nothing contained in this Agreement will be interpreted as requiring either party to renew or extend this Agreement beyond the initial term or any renewal term hereof.

        8.2    Termination.    Notwithstanding the provisions of Section 8.1 above, this Agreement may be terminated in accordance with the following provisions:

          (a)  A party may terminate this Agreement by giving notice in writing to the other party if the other party is in material breach of any representation, warranty or covenant of this Agreement and, except as otherwise provided herein, shall have failed to cure such breach within 30 days after receipt of written notice thereof from the first party;

          (b)  Either party may terminate this Agreement at any time by giving notice in writing to the other party, which notice shall be effective upon dispatch, if the other party (i) becomes insolvent; (ii) commences any action or proceeding under any bankruptcy or insolvency law for the reorganization, arrangement, composition or similar relief, (iii) has commenced against it any action or proceeding under any bankruptcy or insolvency law that remains undismissed or unstayed for a period of 60 days, or (iv) makes an assignment for the benefit of creditors, goes into liquidation or receivership or otherwise loses legal control of its business; or

          (c)  Medtronic may terminate this Agreement upon 30 days prior written notice to Supplier if Supplier has been in material breach of the representations, warranties and covenants contained herein on three or more occasions within any 12 month period. In order to exercise such termination right, Medtronic must provide Supplier with written notice of such termination within thirty (30) days after the end of any applicable 12 month period.

        8.3    Rights and Obligations on Termination.    In the event of termination of this Agreement for any reason, the parties shall have the following rights and obligations:

          (a)  Termination of this Agreement shall not release either party from the obligation to make payment of all amounts previously due and payable.

          (b)  The terminating party shall have the right, at its option, to cancel any or all purchase orders that provide for delivery after the effective date of termination.

          (c)  Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination.

          (d)  Upon any termination of this Agreement, the parties will return and deliver to the other party all of such party's materials and documents developed during the performance of this Agreement provided that a party may retain one copy of such materials and documents for legal purposes.

          (e)  The parties' obligations pursuant to Articles 5, 6, 7 and 8 and Sections 2.5, 2.6 and 2.7 hereof and any and all other terms and provisions hereof intended to be observed and performed by the parties after the termination hereof, shall survive termination of this Agreement. All other provisions of this Agreement shall terminate upon termination of this Agreement.

ARTICLE 9
FORCE MAJEURE; LICENSE

        9.1    Notice of Force Majeure.    Upon giving notice to the other party, a party affected by an event of Force Majeure shall be released without any liability on its part from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder, but only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure.

        9.2    Suspension of Performance.    During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other party may likewise suspend the performance of all or part of its obligations hereunder (except for the obligation to pay any amounts due and owing hereunder) to the extent that such suspension is commercially reasonable.

        9.3    Exercise of License.

          (a)  Notwithstanding the terms hereof, Medtronic shall have the right to exercise its license to make or have made the Drug granted by, and subject to the terms of, the License and Development Agreement at any time.

          (b)  In connection with Medtronic's exercise of the license to make or have made the Drug, and upon Medtronic's request, Supplier shall promptly provide to Medtronic, or a third party designated by Medtronic, as applicable, copies of such technical documentation and related know-how and trade secrets, and training as is reasonably necessary for a skilled manufacturer to make such Product; provided that any such third party shall agree to maintain the confidentiality of all such information to the same extent that Medtronic is obligated to do so under this Agreement.

ARTICLE 10
MISCELLANEOUS

        10.1    Nondisclosure.    The parties agree not to disclose or use (except as permitted or required for performance by the party receiving such Confidential Information of its rights or duties hereunder or under other agreement between the parties or their Affiliates) any Confidential Information of the other party obtained during the during the term of this Agreement until the expiration of five years after the receiving party's receipt of such Confidential Information, but in no event prior to the termination of this Agreement. Each party further agrees to take appropriate measures to prevent any such prohibited disclosure of Confidential Information by its present and future employees, officers, agents, subsidiaries, or consultants during such period.

        10.2    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors or assigns of the parties hereto; provided, that (i) the rights and obligations of Supplier herein may not be assigned except to any person who succeeds to substantially all of the assets and business of Supplier to which this Agreement relates, and (ii) the rights and obligations of Medtronic herein may not be assigned except to any person who succeeds to substantially all of that portion of Medtronic's business to which this Agreement relates. The Supplier may enter into agreements with third parties to provide for performance by third parties of any or all of its obligations to manufacture and supply the Products; provided that such agreement is consistent with this Agreement in all material respects. Notwithstanding the provisions of any such agreement, the Supplier shall remain obligated and liable to Medtronic for the performance of its obligations and duties hereunder.

        10.3    Complete Agreement.    This Agreement and the License and Development Agreement, and the Schedules and Exhibits hereto and thereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements whether written or oral relating hereto.

        10.4    Governing Law.    The formation, legality, validity, enforceability and interpretation of this Agreement shall be governed by the laws of the State of Minnesota, without giving effect to the principles of conflict of laws; provided, however, that nothing in Minnesota procedural law shall be deemed to alter or affect the applicability of the rules of the Federal Arbitration Act as governing arbitration of disputes as provided in Section 10.15 and, provided further, that no Minnesota laws or rules of arbitration shall be applicable. Subject to Section 10.15, the parties hereto hereby submit to the exclusive jurisdiction of the United States federal and state courts located in the county in which arbitration is conducted with respect to any dispute arising under this Agreement, the agreements entered into in connection herewith or the transactions contemplated hereby or thereby, and irrevocably consent to the exclusive jurisdiction and venue of such courts and waive any objections they may have at any time to such exclusive jurisdiction and venue.

        10.5    Waiver, Discharge, Amendment, Etc.    The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not, absent an express written waiver signed by the party making such waiver specifying the provision being waived, be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. Any amendment to this Agreement shall be in writing and signed by the parties hereto.

        10.6    Notices.    All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt confirmed electronically) to such party (or, in the case of an entity, to an executive officer of such party) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to Medtronic, to:
Medtronic, Inc. 710 Medtronic Parkway NE Minneapolis, MN 55432-5604
with separate copies thereof addressed to
Attention:	General Counsel Mail Stop LC400 Telecopier No.: (763) 572-5459
and
Attention:	Vice President and Chief Development Officer Mail Stop LC390 Telecopier No.: (763) 505-2542
if to Supplier to:
AVI BioPharma, Inc. One SW Columbia Portland, OR 97258 Attn: President, Alan P. Timmins
With a copy to:
Hurley, Lynch & Re, PC 747 SW Industrial Way Bend, OR 97702 Attn: Robert A. Stout, Esq.

Any party may change the above-specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile) or on the day shown on the return receipt (if delivered by mail or delivery service).

        10.7    Expenses.    Except as expressly provided herein, Supplier and Medtronic shall each pay their own expenses incident to this Agreement and the preparation for, and consummation of, the transactions provided for herein.

        10.8    Titles and Headings; Construction.    The titles and headings to the Articles and Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

        10.9    Severability.    If any provision of this Agreement is held invalid, illegal or unenforceable, such provision shall be enforced to the maximum extent permissible and the remaining provisions shall nonetheless be enforceable according to their terms.

        10.10    Relationship.    This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. In fulfilling its obligations pursuant to this Agreement, each party shall be acting as an independent contractor.

        10.11    Benefit.    Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        10.12    Survival.    All of the representations, warranties, and covenants made in this Agreement, and all terms and provisions hereof intended to be observed and performed by the parties after the termination hereof, shall survive such termination and continue thereafter in full force and effect, subject to applicable statutes of limitations.

        10.13    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed as original and all of which together shall constitute one instrument.

        10.14    Execution of Further Documents.    Each party agrees to execute and deliver without further consideration any further applications, licenses, assignments or other documents, and to perform such other lawful acts as the other party may reasonably require to fully secure and/or evidence the rights or interests herein.

        10.15    Arbitration.    Any dispute arising out of or relating to this Agreement, including the formation, interpretation or alleged breach hereof, shall be settled in accordance with the Exhibit C attached hereto. The results of such arbitration proceedings shall be binding upon the parties hereto, and judgment may entered upon the arbitration award in any court having jurisdiction thereof. Notwithstanding the foregoing, either party may seek interim injunctive relief from any court of competent jurisdiction.

        10.16    Public Announcement.    In the event any party proposes to issue any press release or public announcement concerning any provisions of this Agreement or the transactions contemplated hereby, such party shall so advise the other parties hereto, and the parties shall thereafter use their best efforts to cause a mutually agreeable release or announcement to be issued. Neither party will publicly disclose or divulge any provisions of this Agreement nor the transactions contemplated hereby without the other party's written consent, except as may be required by applicable law or stock exchange regulation, and except for communications to such party's employees or customers or investors or prospective investors (subject to appropriate confidentiality obligations); provided that, prior to disclosure of any provision of this Agreement that either party considers particularly sensitive or confidential to any governmental agency or stock exchange, the parties shall cooperate to seek confidential treatment or other applicable limitations on the public availability of such information. In particular, prior to such disclosure, each party shall use its best efforts to redact the payment terms specified herein and each party shall provide the other the opportunity to redact other information and seek confidential treatment of any such disclosure.

        IN WITNESS WHEREOF, each of the parties has caused this Supply Agreement to be executed in the manner appropriate to each, as of the date first above written.

AVI BIOPHARMA, INC.		MEDTRONIC, INC.
By:	/s/ DENIS BURGER	By:	/s/ MICHAEL D. ELLWEIN
Its:	CEO	Its:	VP & COO

Attachments:

  Exhibit A—Specifications
  Exhibit B—Pricing
  Exhibit C—Alternative Dispute Resolution

[  *  ] Confidential portions omitted and filed separately.

EXHIBIT A

Specifications

[  *  ] Confidential portions omitted and filed separately.

EXHIBIT B

Pricing

        1.    Supplier shall use commercially reasonable efforts to minimize its Manufacturing Cost while maintaining quality and preserving its production capacity. Supplier agrees to provide Medtronic, to the extent practicable, at least six (6) months prior to the date of anticipated first commercial release of the Product, the initial Manufacturing Cost accompanied by a reasonably detailed report on the computation thereof. Thereafter, Supplier shall update the Manufacturing Cost by June 30th and December 31st of each year during the term, which notice shall be accompanied by a reasonably detailed report regarding the computation thereof. The Manufacturing Cost as so updated shall be effective for each six-month period commencing as of August 31st and March 31st following such update. However, in no event shall the Manufacturing Cost of the Supplier for the Product that targets the c-myc gene exceed [  *  ] per stent (assuming [  *  ] milligrams or less per stent) or an equivalent amount for the applicable medical device. For example, if the amount of such Product required to coat a stent is half the amount that is required for application utilizing a balloon without a stent, then the Manufacturing Cost of the Supplier shall not exceed [  *  ] per balloon. In no event shall any increases in the Manufacturing Cost exceed the rate of [  *  ] per annum.

        2.    Supplier agrees to keep accurate written records sufficient in detail to enable the Manufacturing Cost to be determined and verified. Supplier shall retain such records for a period of not less than three years (or such longer period of time as may be required by FDA GMP requirements or other applicable requirements). Upon reasonable notice and during regular business hours, Supplier shall from time to time (but no more frequently than once annually) make available such records for audit at Medtronic's expense by independent representatives selected by Medtronic and reasonably acceptable to Supplier to verify the accuracy of the Manufacturing Cost reported. Such representatives shall execute a suitable confidentiality agreement reasonably acceptable to Supplier prior to conducting such audit. Such representatives may disclose to Medtronic only their conclusions regarding the actual Manufacturing Cost, and shall not disclose Supplier's information to Medtronic without the prior written consent of Supplier. No claim may be asserted by Medtronic against Supplier for any errors unless made within six (6) months following completion of such examination or audit made pursuant to this Section 2. The right to audit shall extend for two (2) years from delivery of any report of the Manufacturing Cost and thereafter any report shall be deemed complete and accurate. Each Manufacturing Cost report shall be subject to only one such examination and audit. If a discrepancy is found, then the party benefiting from such discrepancy will promptly pay such discrepancy to the other. If a discrepancy is found which is greater than 10% of Manufacturing Cost paid in any quarter and Medtronic is the benefiting party, then Supplier shall pay all reasonable audit costs for the related audit and for the next succeeding annual audit.

B-1

EXHIBIT C
ALTERNATIVE DISPUTE RESOLUTION

        1)    Negotiations.    If any dispute arises between Supplier and Medtronic with respect to the Supply Agreement or the License and Development Agreement (the "Agreements"), or any alleged breach thereof, any party may, by written notice to the other party, have such dispute referred to their respective designees listed below or their successors for attempted resolution by good faith negotiations within 30 days after such notice is received. Such designees are as follows:

    For Supplier—the President of Supplier or his/her designee

    For Medtronic—the President of Medtronic, Inc.'s business unit to which the Agreements relate, or his/her designee

Any settlement reached by the parties under this Section 1 shall not be binding until reduced to writing and signed by the above-specified designees of Medtronic and Supplier. When reduced to writing, such settlement agreement shall supersede all other agreements, written or oral, to the extent such agreements specifically pertain to the matters so settled. If the designees are unable to resolve such dispute within such 30-day period, any party may invoke the provisions of Section 2 below.

        2)    Arbitration.    All claims, disputes, controversies, and other matters in question arising out of or relating to the Agreements, including claims for Indemnifiable Losses and disputes regarding the making of the Agreements, including claims of fraud in the inducement, or to the alleged breach hereof, shall be settled by negotiation between the parties as described in Section 1 above or, if negotiation is unsuccessful, by binding arbitration in accordance with procedures set forth in Section 3 and 4 below.

        3)    Notice.    Notice of demand for binding arbitration shall be given in writing to the other party and shall be delivered personally or by facsimile (receipt confirmed) to an executive officer of such party or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

Medtronic Asset Management, Inc. 710 Medtronic Parkway NE Minneapolis, MN 55432-5604
with separate copies thereof addressed to
Attention:	General Counsel Mail Stop LC400 Telecopier No.: (763) 572-5459
and
Attention:	Vice President and Chief Development Officer Mail Stop LC390 Telecopier No.: (763) 505-2542
if to Supplier to:
AVI BioPharma, Inc. One SW Columbia Portland, OR 97258 Attn: President, Alan P. Timmins
With a copy to:
Hurley, Lynch & Re, PC 747 SW Industrial Way Bend, OR 97702 Attn: Robert A. Stout, Esq.

        Any party may change the above-specified recipient and/or mailing address by notice to the other party given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile (upon appropriate electronic confirmation of successful transmission)) or on the day shown on the return receipt (if delivered by mail or delivery service). In no event may a notice of demand of any kind be filed more than two years after the date the claim, dispute, controversy, or other matter in question was asserted by one party against another, and if such demand is not timely filed, the claim, dispute, controversy, or other matter in question referenced in the demand shall be deemed released, waived, barred, and unenforceable for all time, and barred as if by statute of limitations.

        4)    Binding Arbitration.    Upon filing of a notice of demand for binding arbitration by any party hereto, arbitration shall be commenced and conducted as follows:

          (a)    Arbitrators.    All claims, disputes, controversies, and other matters (collectively "matters") in question shall be referred to and decided and settled by a standing panel of three independent arbitrators, one selected by each of Supplier and Medtronic's representative and the third by the two arbitrators so selected; provided, if the amount in controversy (including reasonably anticipated future amounts or payments under the Agreement affected by such arbitrated matter) is under $300,000, a single arbitrator will be used. The third (or the single arbitrator, if applicable) shall be a former judge of one of the U.S. District Courts or one of the U.S. Court of Appeals or such other classes of persons as the parties may agree. Selection of arbitrators shall be made within 30 days after the date of the first notice of demand given pursuant to Section 3 and within 30 days after any resignation, disability or other removal of such arbitrator. Following appointment, each arbitrator shall remain a member of the standing panel, subject to removal for just cause or resignation or disability; provided, however, an arbitrator can be removed by the party who appointed the arbitrator, or in the case of the third arbitrator, by either party for any reason at any time when no matter is in arbitration.

          (b)    Cost of Arbitration.    The cost of each arbitration proceeding, including without limitation the arbitrators' compensation and expenses, hearing room charges, court reporter transcript charges etc., shall be borne by the party whom the arbitrators determine has not prevailed in such proceeding, or borne equally by the parties if the arbitrators determine that neither party has prevailed. The arbitrators shall also award the party that prevails substantially in its pre-hearing position its reasonable attorneys' fees and costs incurred in connection with the arbitration. The arbitrators are specifically instructed to award attorneys' fees for instances of abuse of the discovery process.

          (c)    Location of Proceedings.    An arbitration proceeding initiated by Supplier shall be held in Hennepin County, Minnesota and an arbitration proceeding initiated by Medtronic shall be held in Multnomah County, Oregon, unless the parties agree otherwise.

          (d)    Pre-hearing Discovery.    The parties shall have the right to conduct and enforce pre-hearing discovery in accordance with the then current Federal Rules of Civil Procedure, subject to these limitations: Document discovery and other discovery shall be under the control of and enforceable by the arbitrators. The arbitrators shall permit and facilitate such other discovery as they shall determine is appropriate under the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost effective. The arbitrators shall decide discovery disputes. The arbitrators are empowered:

              (i)  to issue subpoenas to compel pre-hearing document or deposition discovery;

            (ii)  to enforce the discovery rights and obligations of the parties; and

            (iii)  to otherwise control the scheduling and conduct of the proceedings.

          Notwithstanding any contrary foregoing provisions, the arbitrators shall have the power and authority to, and to the fullest extent practicable shall, abbreviate arbitration discovery in a manner that is fair to all parties in order to expedite the arbitration proceeding and render a final decision within six months after the pre-hearing conference.

          (e)    Pre-hearing Conference.    Within 45 days after filing of notice of demand for binding arbitration, the arbitrators shall hold a pre-hearing conference to establish schedules for completion of discovery, for exchange of exhibit and witness lists, for arbitration briefs, for the hearing, and to decide procedural matters and all other questions that may be presented.

          (f)    Hearing Procedures.    The hearing shall be conducted to preserve its privacy and to allow reasonable procedural due process. Rules of evidence need not be strictly followed, and the hearing shall be streamlined as follows:

              (i)  Documents shall be self-authenticating, subject to valid objection by the opposing party;

            (ii)  Expert reports, witness biographies, depositions, and affidavits may be utilized, subject to the opponent's right of a live cross-examination of the witness in person;

            (iii)  Charts, graphs, and summaries shall be utilized to present voluminous data, provided (i) that the underlying data was made available to the opposing party 30 days prior to the hearing, and (ii) that the preparer of each chart, graph, or summary is available for explanation and live cross-examination in person;

            (iv)  The hearing should be held on consecutive business days without interruption to the maximum extent practicable; and

            (v)  The arbitrators shall establish all other procedural rules for the conduct of the arbitration in accordance with the rules of arbitration of the Center for Public Resources.

          (g)    Governing Law.    This arbitration provision shall be governed by, and all rights and obligations specifically enforceable under and pursuant to, the rules of the Federal Arbitration Act and the laws of the State of Minnesota shall be applied, without reference to the choice of law principles thereof, in resolving matters submitted to such arbitration.

          (h)    Consolidation.    No arbitration shall include, by consolidation, joinder, or in any other manner, any additional person not a party to this Agreement (other than affiliates of any such party, which affiliates may be included in the arbitration), except by written consent of the parties hereto containing a specific reference to this Agreement.

          (i)    Award.    The arbitrators shall be required to render their final decision within six months after the pre-hearing conference. The arbitrators are empowered to render an award of general compensatory damages and equitable relief (including, without limitation, injunctive relief), but are not empowered to award punitive or presumptive damages. The award rendered by the arbitrators (1) shall be final; (2) shall not constitute a basis for collateral estoppel as to any issue; and (3) shall not be subject to vacation or modification, except in the event of fraud or gross misconduct on the part of the arbitrators.

          (j)    Confidentiality.    The parties hereto will maintain the substance of any proceedings hereunder in confidence and make disclosures to others only to the extent necessary to properly conduct the proceedings.

QuickLinks

  Exhibit 10.40
EXHIBIT A
EXHIBIT B
EXHIBIT C ALTERNATIVE DISPUTE RESOLUTION